UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 7, 2009

NETAPP, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27130 (Commission File Number)	77-0307520 (I.R.S. Employer Identification Number)
495 East Java Drive
Sunnyvale, CA 94089
(Address of principal executive offices) (Zip Code)
(408) 822-6000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     Effective as of April 7, 2009, NetApp, Inc. and its wholly owned subsidiary, NetApp U.S. Public Sector, Inc. (collectively, “NetApp”), entered into a settlement agreement (the “Agreement”) with the United States of America, acting through the United States Department of Justice (“DOJ”) and on behalf of the General Services Administration (the “GSA”). The Agreement relates to the previously-disclosed investigation which was being conducted by the GSA and the DOJ in connection with NetApp’s GSA contracting activity, including NetApp’s compliance with the price reduction clauses in certain of its contracts with the GSA between August 1997 and February 2005. In connection with the Agreement, NetApp has agreed to pay the United States $128.0 million, plus interest accruing at a rate of 3% per annum from February 18, 2009 through the date on which the payment is actually made. NetApp is obligated to make the payments no later than April 27, 2009. In consideration for such payments, the parties to the Agreement have agreed to release NetApp with respect to the claims alleged in the investigation as set forth in the Agreement. The Agreement reflects neither an admission nor denial by NetApp of any of the claims alleged by the DOJ, and represents a compromise to avoid continued litigation and associated risks. As previously reported, NetApp recorded a $128.0 million accrual for this contingency in the third quarter of fiscal 2009.
     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement itself, which will be filed as an exhibit to NetApp’s Annual Report on Form 10-K for the period ending April 24, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETAPP, INC. (Registrant)
April 13, 2009	By:	/s/ Andrew Kryder
Andrew Kryder
Secretary, General Counsel, and Senior Vice President, Legal and Tax